UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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THE WILLIAMS COMPANIES, INC.

(Name of the Registrant as Specified in its Charter)

CORVEX MANAGEMENT LP

KEITH MEISTER

CORVEX MASTER FUND, LP

CORVEX GP LP

MATTHEW AILEY

JAMES H. GEMMEL

MICHAEL GOLDBERG

MALCOLM LEVINE

KEITH NUNZIATA

RIZWAN SABAR

KEITH SCHAITKIN

BENJAMIN SILVER

ERIC VANDEVORDE

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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On August 24, 2016, Corvex Management LP (“Corvex”) issued a press release (the “Press Release”) announcing the submission to The Williams Companies, Inc. (the “Issuer”) of a notice of intent to nominate individuals for election as directors at the Issuer’s 2016 Annual Meeting of Stockholders. The Press Release is filed as Exhibit 1 hereto and is incorporated herein by reference.

Exhibits

Exhibit 1	Press Release.

Exhibit 1

CORVEX ISSUES OPEN LETTER TO WILLIAMS STOCKHOLDERS REGARDING NOTICE TO REPLACE ENTIRE WILLIAMS BOARD OF DIRECTORS

NEW YORK, NY, August 24th, 2016. Corvex Management LP today issued the following open letter to stockholders of The Williams Companies Inc. (NYSE: WMB):

Dear Fellow Williams Stockholders:

Corvex Management LP (“Corvex”), where I serve as the Managing Partner, and its advised funds, have been among the largest stockholders of The Williams Companies Inc. (“Williams”) for the last five years. For more than one and a half years I served as a director of Williams. As such, I believe that I have a unique perspective on the Company, its business, and its corporate governance.

In June, I, along with five other highly regarded directors, resigned from the Board following a fundamental disagreement with the remaining directors over the future leadership of the Company. Upon resigning, my intention was to continue to be an engaged shareholder – from the outside – and help make the Company better than I found it when I joined the Board. Unfortunately, the Board’s actions since I resigned have only reinforced my concern that the current directors are not the best stewards for our Company going forward and, as such, stockholders are entitled to the opportunity to elect a Board, rather than be subject to one hand-picked by the existing Board members. Accordingly, while I had no intention of running a proxy fight at Williams, the Board’s actions have left no alternative.

The Board’s actions over the last two months have been extremely disappointing. In July, Corvex felt that it was necessary to privately object to an unnecessarily short ten day window for stockholder proposals and director nominations set by Williams. We did not think such a brief time was in any way consistent with stockholder-focused good governance. Williams eventually amended the deadline to August 25th. After the second quarter earnings release, we communicated with Williams in order to try to persuade the Board to commit to a plan under which the Board would be composed of a majority of new, independent directors by the conclusion of the 2017 Annual Meeting. We believed, and continue to believe, that a company such as Williams – with a $50 billion enterprise value - should have a Board comprising directors whose experience was more comparable to other large, fully distributed public companies such as Marathon Petroleum and Phillips 66. We eventually submitted an advisory proposal of that plan for inclusion in Williams’ proxy statement for the upcoming Annual Meeting; though we hoped a vote would not be necessary as the Company would have adopted the proposal on its own. On Friday, Williams informed us that it was not then able to commit to this plan. And, last Thursday, reports surfaced that Enterprise Products Partners had recently approached Williams to discuss a transaction and was rebuffed.

In light of these developments late last week, Corvex has determined that it must act for the benefit of all Williams’s stockholders to give stockholders the opportunity to consider a different set of Board representatives. Therefore, we are nominating an alternative slate of directors today, before the nomination deadline on August 25th. This is not about Corvex and we are not seeking to have Corvex employees serve as the directors that will guide this Company in the years to come. We expect to act as any other Williams stockholder and vote, buy and sell Williams stock as we deem appropriate. We simply want to empower all stockholders by implementing a process that gives stockholders the opportunity to make their own determination as to the most qualified “draft picks” as Williams Board members.

The mechanics of today’s nomination are expected to work as follows:

1.	Corvex has today submitted to Williams the names of ten Corvex employees, reflecting the number of directors expected to be up for election in November. These individuals will, in effect, act as placeholder nominees. They will seek election as the entire Williams Board at the 2016 Annual Meeting. These Corvex employees are not intended to be the permanent directors for Williams, but their nomination satisfies the August 25th nomination deadline and gives us time to select a slate of long-term directors.

2.	Over the next several weeks, Corvex will identify new, independent director candidates who it envisions would serve as long-term directors of Williams. Corvex will disclose this list of nominees to comprise the Williams Board for the long-term (the “Stockholder Selected Board Members”), and full information on those nominees and their qualifications will be provided in the Corvex proxy statement well in advance of the Annual Meeting.

3.	Assuming that the Corvex employees are elected at the Annual Meeting, the ten Corvex employees will immediately add the Stockholder Selected Board Members to the Williams Board (consistent with their fiduciary duties) and then resign from the Williams Board. The Corvex proxy statement will include a statement that the Corvex employees plan to take such actions, in order to provide assurance to stockholders that they will not remain as directors of Williams.

4.	As a result of the foregoing, immediately following the 2016 Annual Meeting, the Stockholder Selected Board Members would constitute the entire Williams Board.

The nomination mechanics that we have initiated empowers stockholders to elect Board members without the constraint of a Board-imposed nomination window, and understand the qualifications and caliber of the Stockholder Selected Board members who will oversee Williams going forward. If appropriate, the Stockholder Selected Board Members could include the three new Williams nominees contemplated (but not yet named) by the Company, in addition to other new members. This approach puts all Williams’ stockholders in the position of having a choice to vote for those directors they believe can best provide guidance to, and demand accountability of, management.

We look forward to communicating with our fellow stockholders and receiving your input as we refine decisions regarding Board nominees. We hope that as the stockholder voting process proceeds you will join us in supporting change for the better at Williams.

Sincerely,

Corvex Management LP

Keith Meister, Managing Partner

About Corvex Management LP

Corvex Management LP is an investment firm headquartered in New York, New York that engages in value-based investing across the capital structure in situations with identifiable catalysts. Corvex was founded in March 2011 and follows an opportunistic approach to investing with a specific focus on equity investments, special situations and distressed securities largely in North America.

CONTACT:

Kekst

Jeremy Fielding

(212) 521-4800

IMPORTANT INFORMATION:

In connection with their intended proxy solicitation, Corvex Management LP and/or certain of its affiliates intend to file a proxy statement with the Securities and Exchange Commission to solicit stockholders of Williams.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CORVEX AND/OR ITS AFFILIATES FROM THE STOCKHOLDERS OF THE WILLIAMS COMPANIES, INC. FOR USE AT ITS 2016 ANNUAL MEETING OF STOCKHOLDERS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF THE WILLIAMS COMPANIES, INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the following persons are anticipated to be, or may be deemed to be, participants in any such proxy solicitation: Corvex Management LP, Keith Meister, Corvex Master Fund, LP, Corvex GP LP, and the nominees for election as directors of the Issuer (the “Corvex Nominees”), who, in addition to Keith Meister, include: Matthew Ailey, James H. Gemmel, Michael Goldberg, Malcolm Levine, Keith Nunziata, Rizwan Sabar, Keith Schaitkin, Benjamin Silver and Eric VandeVorde. Certain of these persons hold direct or indirect interests in securities of the Issuer as follows: Corvex Management LP and Keith Meister beneficially own 28,131,604 shares of common stock of the Issuer; Corvex Master Fund, LP is the record or street name holder of 17,549,115 shares of common stock of the Issuer; James H. Gemmel is the beneficial or street name owner of 633 shares of common stock of the Issuer; each of the Corvex Nominees has an interest in being nominated and elected as a director of the Issuer but no Corvex Nominee other than Keith Meister and James H. Gemmel beneficially owns any shares of common stock of the Issuer.

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